Exhibit 99.2
RPM SELECTS WELLS FARGO AS NEW STOCK TRANSFER AGENT
MEDINA, Ohio, Oct. 7 /PRNewswire-FirstCall/ — RPM International Inc. (NYSE: RPM), a worldwide specialty coatings and building materials and services holding company, today announced that it has named Wells Fargo Bank, N.A. as its new stock transfer agent, registrar, dividend disbursing agent and administrator of its dividend reinvestment plan, effective November 2, 2009.
RPM selected Wells Fargo to replace its former stock transfer agent, National City Corporation, which has exited the stock transfer business due to its acquisition by The PNC Financial Services Group, Inc. in December of last year.
RPM shareholders who have questions about their accounts, need to make an address change or want to conduct other transactions, should begin contacting Wells Fargo after November 2 at:
Wells Fargo Shareowner Services
Attn: RPM International Inc.
P.O. Box 64874
St. Paul, MN 55164-0874
Toll free: (800) 468-9716
Email: stocktransfer@wellsfargo.com
www.wellsfargo.com/shareownerservices
“RPM and its shareholders have been well served over the course of our long-standing banking relationship with National City Corporation. We look forward to building on our already strong relationship with Wells Fargo and anticipate that our shareholders will receive the same high level of service they have come to expect as RPM shareholders,” stated P. Kelly Tompkins, executive vice president — administration and chief financial officer.
RPM’s registered shareholders will also be able to view their account information, perform certain transactions and request shareholder forms online through the Wells Fargo website, www.shareowneronline.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact P. Kelly Tompkins, executive vice president -

administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
SOURCE RPM International Inc.
P. Kelly Tompkins, executive vice president — administration and chief financial officer, +1-330-273-5090, ktompkins@rpminc.com

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